Western Magnesium Corp.

8180 Greensboro Drive, Suite 720

McLean, Virginia 22102

July 7, 2022

United States Securities and Exchange Commission

100 F Street, N.W.

Washington, D.C. 20549

Attention:	Liz Packebusch, Staff Attorney
Karina Dorin, Staff Attorney
Karl Hiller, Accounting Branch Chief
John Cannarella, Staff Accountant

Re:	Western Magnesium Corporation (the “Company”)
Registration Statement on Form S-1 (Amendment No. 1)
Filed June 24, 2022
File No. 333-265189

Ladies and Gentlemen:

Pursuant to the requirements of Rule 461 under the Securities Act of 1933, as amended, Western Magnesium Corporation, a Delaware corporation (the “Company”), hereby requests acceleration of the effective date of its Registration Statement on Form S-1 (File No. 333-265189) filed with the Commission on May 25, 2022, and as amended on June 24, 2022 (the “Registration Statement”), to 10:00 a.m. on July 12, 2022, or as soon thereafter as practicable.

Sincerely,

/s/ Sam Ataya
Sam Ataya, Chief Executive Officer

cc:	Laura Anthony, Esq. Lazarus Rothstein, Esq.